EXHIBIT 5.1

ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com MATTHEW T. BROWNE (858) 550-6045 mbrowne@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000

July 14, 2005

CryoCor, Inc.

9717 Pacific Heights Boulevard

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CryoCor, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,706,295 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 1,245,006 shares reserved for issuance pursuant to the Company’s 2000 Stock Option Plan, (ii) 193,548 shares reserved for issuance pursuant to the Company’s 2005 Equity Incentive Plan, (iii) 106,451 shares reserved for issuance pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan, and (iv) 161,290 shares reserved for issuance pursuant to the Company’s 2005 Employee Stock Purchase Plan (collectively, the “Plans”).

In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement, and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

CryoCor, Inc.

July 14, 2005

Page Two

We consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Matthew T. Browne
Matthew T. Browne